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                                  EXHIBIT 21.1

                             PRINCIPAL SUBSIDIARIES

Name of Subsidiary            Jurisdiction in Which Organized or Incorporated
------------------            -----------------------------------------------

Consolidated Subsidiaries of
 Stoneridge, Inc.:

Alphabet de Mexico            Mexico
TED de Mexico                 Mexico
Berifors AB                   Sweden
Berifors Production AB        Sweden
Stoneridge Pollak, Ltd.       England
TVI Europe, Ltd.              Scotland
Stoneridge International
 Sales Corp.                  Barbados
Stoneridge Control
 Devices, Inc.                Massachusettes, United States
Stoneride Electronics, Inc.   Texas, United States